Contact:	Jim Davidson	Tony Pordon

	Executive VP – Finance 201-325-3303	Senior Vice President 248-648-2540

	jdavidson@unitedauto.com	tpordon@unitedauto.com

UNITEDAUTO TO ACQUIRE CUSH AUTOMOTIVE GROUP

BLOOMFIELD HILLS, MI, October 25, 2005 – United Auto Group, Inc. (NYSE: UAG), a worldwide automotive retailer, announced today that it has signed an agreement to acquire the Cush Automotive Group located in San Diego, California. The Cush Automotive Group represents the following dealerships:

Cush Honda San Diego

Cush Acura San Diego

Cush Jaguar/Aston Martin San Diego

Cush Honda Escondido

Cush Acura Escondido

Cush Mazda Escondido

Commenting on the acquisition, George Brochick, Executive Vice-President of UnitedAuto’s West Operations, said, “We are thrilled with the opportunity to expand our presence in California with the Cush Automotive Group. Once completed, the acquisition of these franchises will provide UnitedAuto with additional scale to complement our existing operations in the Kearny Mesa area of San Diego.”

The dealerships to be acquired are expected to generate approximately $300 million in annualized revenues. The transaction is subject to customary closing conditions and is expected to close during the first quarter of 2006.

About UnitedAuto
United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 269 retail automotive franchises, representing 40 different brands, and 29 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 167 franchises in 19 states and Puerto Rico and 102 franchises located internationally, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 2000 and has approximately 14,000 employees.

Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future sales potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which is contained in UnitedAuto’s Form 10-K for the year ended December 31, 2004, and its other filings with the Securities and Exchange Commission, and which is incorporated into this press release by reference. This press release speaks only as of its date and UnitedAuto disclaims any duty to update the information herein.